Exhibit 99.1


        INTEGRATED SECURITY SYSTEMS, INC. reports 2002 financial results


Irving,  Texas - September 10, 2002 - Integrated  Security Systems,  Inc. (OTCBB
Symbol: IZZI) today announced results for the fiscal year ended June 30, 2002 (see attached table).

Sales for the fiscal year 2002 decreased 7% or $0.3 million to $5.0 million from $5.3 million from the previous fiscal year. This decrease is primarily due to a decrease in road and bridge sales at the Company's B&B subsidiary together with a slight decrease in sales at the Intelli-Site subsidiary. Gross margin increased by 6% or $0.1 million to $1.8 million from $1.7 million primarily due to increased software only sales at Intelli-Site, but was offset by a decrease at B&B due to an unfavorable change in product mix sales.

Operating expenses decreased by approximately $1.6 million or 34% during the fiscal year 2002 due to significant overall Company reduction in staffing and operating expenses.

Other income consists of the gain on the sale of the Company's B&B subsidiary VT-6802 railroad crash barrier and related technology. Interest expense on the Company's current outstanding debt decreased by approximately $0.6 million. The Company did, however, incur approximately $0.8 million in non-cash interest expense relating to warrants that were issued in connection with securing additional financing in order to meet working capital needs. The Company's net loss before the issuance of these warrants and the realized gain of $0.2 million on the sale of the Company's B&B subsidiary's VT 6802 decreased by approximately $2.3 million from the prior fiscal year.

"Although we are we are not pleased with the overall results of fiscal year 2002, we are pleased with the significant reduction in overall Company operating expenses and losses," commented C. A. Rundell, Jr., Chairman and CEO. "In addition," Rundell concluded, "we are very encouraged with the Company's ability to remain in a cash break-even status for the last quarter of the fiscal year. We expect further improvement in the current fiscal year."

Headquartered in Irving, Texas, IZZI is a technology company that designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces. IZZI is a leading provider of traffic control and safety systems within the road and bridge and perimeter security gate industries. IZZI designs, manufactures and distributes warning gates, crash barriers (anti-terrorist and traffic control barriers), lane changers, airport and navigational lighting and perimeter security gates and operators. IZZI's Intelli-Site NT provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement. Intelli-Site NT features a user-defined graphics interface that controls various security devices within one or multiple facilities. IZZI conducts its design, development, manufacturing and distribution activities through two wholly owned subsidiaries: B&B Electromatic, Inc. and Intelli-Site, Inc.

This information contains certain forward-looking statements. It is important to note that IZZI's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: operations may not improve as projected, new products may not be accepted by the marketplace as anticipated, or new products may take longer to develop than anticipated.



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                        INTEGRATED SECURITY SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   ($ in thousands, except per share amounts)


                                                       Year Ended June 30,
                                                   ----------------------------
                                                       2002            2001
                                                   ------------    ------------

Sales                                              $      4,958    $      5,311
Cost of sales                                             3,177           3,625
                                                   ------------    ------------
Gross margin                                              1,781           1,686

Operating expenses                                        3,213           4,842
                                                   ------------    ------------
Loss from operations                                     (1,432)         (3,156)

Other income                                                204              --
Interest expense                                           (927)           (759)
                                                   ------------    ------------

Net loss                                           $     (2,155)   $     (3,915)

Preferred dividends                                        (165)           (167)
Beneficial conversion of debt to preferred stock             --          (3,188)
                                                   ------------    ------------

Net loss allocable to common stockholders          $     (2,320)   $     (7,270)
                                                   ============    ============

Net loss per common share                          $      (0.21)   $      (0.68)
                                                   ============    ============

Weighted average common and
  common equivalent shares outstanding               11,200,308      10,656,034




                        INTEGRATED SECURITY SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                   ($ in thousands, except per share amounts)

                                                              June 30,
                                                        ---------------------
                                                         2002          2001
                                                        -------       -------
Current assets                                          $ 1,848       $ 2,130
Other assets                                                570           670
                                                        -------       -------
Total assets                                            $ 2,418       $ 2,800
                                                        =======       =======

Current Liabilities                                     $ 1,794       $ 1,846
Long-term debt and other liabilities                      1,231           682
Preferred stock subject to redemption                     7,495         7,345
Total stockholders' deficit                              (8,102)       (7,073)
                                                        -------       -------
Total liabilities and stockholders' deficit             $ 2,418       $ 2,800
                                                        =======       =======




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